UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

Cardtronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2015, Cardtronics, Inc. (the “Company”) borrowed $80 million under its Amended and Restated Credit Agreement, dated April 24, 2014, by and among the Company,  the European Borrower, the guarantor parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lender parties thereto  (as amended, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Credit Agreement. The proceeds of the borrowings were used to finance, in part, the cash consideration payable in the Company’s completed acquisition of Columbus Data Services, L.L.C (“CDS”) (as described in Item 8.01 below). A certain portion of the purchase price for the acquisition of CDS was deposited into a third-party account to address any post-closing adjustments or claims.

The information set forth under Item 8.01 below is incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

On July 6, 2015, the Company announced its acquisition of CDS for a total purchase price of approximately $80 million, subject to customary closing adjustments. CDS is a leading independent transaction processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions. CDS will operate as a separate division of the Company and will continue to be led by the current management team. The CDS acquisition was funded with borrowings under the Credit Agreement. A copy of the press release announcing this event is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit NumberDescription of the Exhibit

99.1Press release, dated July 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS, INC.

	By:	/s/ E. Brad Conrad
E. Brad Conrad
Chief Accounting Officer

Dated: July 6, 2015

EXHIBIT INDEX

Exhibit
Number	Description of the Exhibit
99.1	Press release, dated July 6, 2015